UNITED STATES

SECURITIES AND EXCHANGE COMMSSION

Washington, D. C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ROMA FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[RFC logo / letterhead]

March 18, 2009

Dear Fellow Stockholders:

On behalf of the Board of Directors and management of Roma Financial Corporation (the “Company”), I cordially invite you to attend our Annual Meeting of Stockholders (the “Meeting”) to be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 22, 2009, at 10:00 a.m. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Meeting.

The business to be conducted at the Meeting consists of the election of four directors, and the ratification of the appointment of independent auditors for the year ending December 31, 2009. The Company’s Board of Directors has determined that the matters to be considered at the Meeting are in the best interests of the Company and its stockholders. The Company recommends a vote “FOR” each matter to be considered.

Even if you plan to attend the meeting, please sign, date and return the proxy card in the enclosed envelope immediately. This will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend the Meeting.

Sincerely,
/s/ Peter A. Inverso
Peter A. Inverso President and Chief Executive Officer

ROMA FINANCIAL CORPORATION

2300 ROUTE 33

ROBBINSVILLE, NEW JERSEY 08691

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 22, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Roma Financial Corporation (the “Company”) will be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 22, 2009, at 10:00 a.m. The Meeting is for the purpose of considering and acting upon the following matters:

1.	The election of four directors of Roma Financial Corporation; and

2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the year ending December 31, 2009.

The transaction of such other business as may properly come before the Meeting, or any adjournments thereof, may also be acted upon. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Meeting, described in the Proxy Statement, are in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on February 25, 2009 as the record date for determination of the stockholders entitled to vote at the Meeting and any adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. You may revoke your proxy by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. If you are present at the Meeting, you may revoke your proxy and vote in person on each matter brought before the Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Margaret T. Norton
Margaret T. Norton Corporate Secretary

Robbinsville, New Jersey

March 18, 2009

IMPORTANT: PROMPTLY RETURNING YOUR PROXY CARD WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

OF

ROMA FINANCIAL CORPORATION

2300 ROUTE 33

ROBBINSVILLE, NEW JERSEY 08691

ANNUAL MEETING OF STOCKHOLDERS

April 22, 2009

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Roma Financial Corporation (the “Company”) to be used at the Annual Meeting of Stockholders of the Company which will be held at the Seventh Day Adventist Church located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 22, 2009, at 10:00 a.m. (the “Meeting”). The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are being first mailed to stockholders on or about March 18, 2009.

At the Meeting, stockholders will consider and vote upon (i) the election of four directors of the Company; and (ii) the ratification of the appointment of Beard Miller Company LLP (“Beard Miller”) as the Company’s independent auditor for the fiscal year ending December 31, 2009. At the time this Proxy Statement is being mailed, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. If any other business may properly come before the Meeting or any adjournment thereof, proxies given to the Board of Directors will be voted by its members in accordance with their best judgment.

The Company is the parent company of Roma Bank (the “Bank”) and the majority shareholder in RomAsia Bank. The Company is the majority-owned subsidiary of Roma Financial Corporation, MHC a federally-chartered mutual holding company. Since Roma Financial Corporation, MHC owns approximately 73% of the Company’s outstanding common stock, the votes cast by Roma Financial Corporation, MHC will be determinative in the election of directors of the Company and the ratification of auditors.

VOTING AND REVOCABILITY OF PROXIES

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person.

Proxies solicited by the Board of Directors will be voted as specified thereon. If no specification is made, signed proxies will be voted “FOR” the nominees for director as set forth herein and “FOR” the ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009. The proxy confers discretionary authority on the persons named thereon to vote with respect to the election of any person as a director where the nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 22, 2009

The proxy statement and Annual Report on Form 10-K are available at www.cfpproxy.com/6027.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on February 25, 2009 (the “Record Date”), are entitled to one vote for each share of the common stock of the Company, par value $0.10 per share (the “Common Stock”), then held. As of the Record Date, the Company had 30,888,253 shares of Common Stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. With respect to any matter, broker non-votes (i.e., shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter) will be considered present for purposes of determining whether a quorum is present.

As to the election of directors (Proposal I), the proxy provided by the Board of Directors allows a stockholder to vote for the election of the nominees, or to withhold authority to vote for one or more of the nominees being proposed. Under the Company’s bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for the nominees being proposed is withheld.

Concerning all other matters that may properly come before the Meeting, including the ratification of the independent auditors (Proposal II) , a stockholder may: (i) vote “FOR” the item, (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item. Unless otherwise required by law, all such matters shall be determined by a majority of votes cast affirmatively or negatively without regard to either (i) broker non-votes or (ii) proxies marked “ABSTAIN” as to that matter. The Company knows of no other matters at this time to be brought before the Meeting.

Voting of Shares by the Roma Bank Employee Stock Ownership Plan

As of the Record Date, the Roma Bank Employee Stock Ownership Plan (“ESOP”) held 811,750 shares. ESOP participants may direct the voting of shares allocated to their accounts under the ESOP. As of the Record Date for the Meeting, 132,732 shares have been allocated to participants under the ESOP. Allocated ESOP shares for which no voting instruction form is received and unallocated ESOP shares are voted by the ESOP trustee as directed by the ESOP Plan Committee. Certain directors of the Company serve as the ESOP Plan Committee members. An independent entity serves as ESOP Plan trustee. Prior to the Meeting, the ESOP Plan Committee will make its determination on the matters to be voted on in accordance with the committee’s fiduciary duty.

Your voting instructions will be received directly by the ESOP trustee, who will maintain the confidentiality of your personal voting instructions. You will receive with this proxy statement a voting instruction form for your shares and a return envelope for that form addressed to the ESOP trustee. The ESOP trustee will certify the totals to the Company for the purpose of having those shares voted. It is anticipated that, subject to its fiduciary duty, the ESOP Plan Committee will direct the ESOP Trustee to vote the ESOP shares which are unallocated as of the Record Date and all allocated shares under the ESOP for which no timely voting direction is received in favor of all of the Company’s proposals.

Voting of Shares by the Roma Bank 401(k) Savings Plan

If any of your shares are held in the name of the Roma Bank 401(k) Savings Plan (“401(k) Plan”), you will receive with this proxy statement a voting instruction form for those shares and a return envelope for that form addressed to the 401(k) Plan trustee. An independent entity serves as 401(k) Plan trustee. You may instruct the 401(k) Plan trustee how to vote your shares. Your voting instructions will be received directly by the 401(k) Plan trustee, who will maintain the confidentiality of your personal voting instructions. The 401(k) Plan trustee will certify the totals to the Company for the purpose of having those shares voted.

401(k) Plan shares for which no voting instruction form is received will be voted by the 401(k) Plan trustee in the same proportion as those shares of Company stock for which instructions are timely received from all other 401(k) Plan participants. The Company’s Board of Directors acts as the 401(k) Plan Administrator.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the Record Date: (i) the ownership of persons and groups known by the Company to own in excess of 5%, (ii) and the ownership of all executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding

Roma Financial Corporation, MHC	22,584,995	(1)	73.0%
2300 Route 33
Robbinsville, New Jersey 08691

All directors and executive officers of the	215,621		0.7%
Company as a group (15 persons)

(1)	The Board of Directors of Roma Financial Corporation, MHC directs the voting of these shares. The Board of Directors of Roma Financial Corporation, MHC consists of the Company’s directors.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s Charter requires that the Board of Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of eight members. Four directors will be elected at the Meeting, to serve for a three-year term and until their successors have been elected and qualified.

Maurice T. Perilli, Peter A. Inverso, Alfred DeBlasio, Jr. and Michele N. Siekerka, Esq. have been nominated by the Board of Directors to serve as directors. All of the nominees are currently members of the Board of Directors. It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of the named nominees. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

The following table sets forth the names, ages, terms of, length of board service and the number and percentage of shares of Common Stock beneficially owned by the directors and executive officers of the Company and the Bank as of the Record Date. The aggregate ownership of such individuals totals 195,885 shares which represents 0.6% of the Company’s common stock outstanding. Individual ownership percentages are not shown in the table below because none exceed 1%.

Name	Age	Year First Elected or Appointed(1)	Current Term Expires	Shares of Common Stock Beneficially Owned (2)

BOARD NOMINEES FOR TERM TO EXPIRE IN 2012

Maurice T. Perilli	90	1970	2009	39,814
Peter A. Inverso	70	1998	2009	34,365
Alfred DeBlasio, Jr.	53	2008	2009	2,000
Michele N. Siekerka	44	2005	2009	3,457

DIRECTORS CONTINUING IN OFFICE

Simon H. Belli	85	1951	2010	20,000
Rudolph A. Palombi, Sr.	82	1950	2010	20,000
Louis A. Natale, Jr.	74	1992	2011	30,000
Robert H. Rosen	66	2006	2011	4,883

EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

Madhusudhan Kotta	58	N/A	N/A	21,853
Sharon L. Lamont	61	N/A	N/A	6,651
Margaret T. Norton	65	N/A	N/A	14,643
C. Keith Pericoloso	45	N/A	N/A	4,835
Robert W. Summer	55	N/A	N/A	5,636
Peter Villa	59	N/A	N/A	1,205
Barry J. Zadworny	64	N/A	N/A	6,279

(1)	Refers to the year the individual first became a director of the Bank. All directors of the Bank in March

2005 became directors of the Company at that time.
(2)

Beneficial ownership as of the Record Date. An individual is considered to beneficially own shares if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote, or to direct the voting of, the shares; or (2) investment power, which includes the power to dispose, or direct the disposition of, the shares.

Biographical Information

Set forth below is the business experience for the past five years of each of the directors and executive officers of the Company and the Bank.

Board Nominees

Maurice T. Perilli was elected to the Board of Directors of Roma Bank in 1970 after serving as president and board member of Sanhican Savings and Loan. He was appointed executive vice president in 1979. In 1991, Mr. Perilli was elected Chairman of the Board of Roma Bank. Prior to joining the Bank full-time in 1977, Mr. Perilli was president and owner of two newspaper publishing companies for over 40 years. Active in his community, Mr. Perilli is a past Chairman of the Board of the Robert Wood Johnson University Hospital at Hamilton, New Jersey and a trustee since 1970. He also serves as a director of Thomas Edison State College Foundation, Mercer County 200 Club, and Crime Stoppers and is an emeritus director of the Hamilton YMCA. Mr. Perilli is also a director of RomAsia Bank.

Peter A. Inverso, CPA has been president and chief executive officer of Roma Bank since2000 and serves as president and chief executive officer of Roma Financial Corporation and Roma Financial Corporation, MHC since their incorporation in 2005. Mr. Inverso has served as a director of Roma Bank since 1998. He served as a New Jersey state senator from 1992 to January 2008. Active in several civic and charitable organizations, Mr. Inverso is Immediate Past Chairman of the Board of Directors of the Robert Wood Johnson University Hospital Health Care Corp. at Hamilton, New Jersey, a member of the Board of Trustees of Rider University, Catholic Charities Diocese of Trenton, and a past member of the Board of Governors of the New Jersey League of Community Bankers. Mr. Inverso is also a director of RomAsia Bank.

Alfred DeBlasio, Jr. was appointed a director of the Company and Roma Bank in October 2008. He is president and chief executive officer of General Sullivan Group, Inc., a distributor of industrial products located in Pennington, New Jersey. Mr. DeBlasio serves on the board of the Mercer Regional Chamber of Commerce and currently sits on various committees.

Michele N. Siekerka, Esq. is a licensed attorney and president and chief executive officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic organizations, Ms. Siekerka is a member of, among other organizations, the Mercer County Community College Foundation, the Trenton Public Education Foundation, the Mercer County Bar Association, the Roma Bank Community Foundation, the Mercer County Investment Board, and the RomAsia Bank Board. She is on the Regional Advisory Board for AAA Mid-Atlantic, and a former member of the Robbinsville Township Board of Education.

Directors Continuing In Office

Simon H. Belli retired in 1981. Mr. Belli was president of, and partner in, Belli Construction Company from 1951 to 1981. Mr. Belli became a director of Roma Bank in 1951.

Rudolph A. Palombi, Sr. retired in 2000. Prior to retiring, Mr. Palombi was President of Roma Bank since 1978. He has been a director of Roma Bank since 1950. Active in numerous civic organizations, Mr. Palombi serves on the boards of the Robert Wood Johnson University Hospital at Hamilton, New Jersey, the Hamilton Area YMCA, and the Roman Hall Society. He previously served as a trustee of St. Joachim’s Church in Trenton, New Jersey.

Louis A. Natale, Jr. is the chairman of the Board and controlling stockholder of Ritchie & Page Distribution Co., a beer distributor. Active in several civic organizations, Mr. Natale is on the boards of the Mercer County Chamber of Commerce, the Titusville Academy, and the Mercer County 200 Club.

Robert H. Rosen, CPA has been a certified public accountant with the firm of Klatzkin and Company in Hamilton, New Jersey for forty-one years and served as managing partner for six years. Mr. Rosen is a member of the New Jersey Society of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. He is past president of the Mercer County Chapter of the NJSCPA and a past president of the Mercer County Estate Planning Council. He is also an active member of the Hamilton Chapter of the Mercer Regional Chamber of Commerce and chairs the Youth Aid Panel of Lower Makefield Township, Pennsylvania.

Executive Officers

Madhusudhan Kotta joined Roma Bank in 1989 and currently serves as Senior Vice President - Investments and Treasurer. Mr. Kotta is associated with the following professional and civic organizations: Accounting and Tax Committee of the New Jersey Bankers Association, Business Advisory Commission of Mercer County Community College, and is a member of the New Jersey Business Economists and American Economic Association. He is also associated with the New Jersey film festival and is involved with fund-raising for non-profit organizations.

Sharon L. Lamont, CPA was appointed as Chief Financial Officer in April 2006. She served as a director of Roma Bank from 1993 until her appointment as an officer, on which date she resigned her position as a director. She was previously the sole owner of Sharon Lamont & Associates, a certified public accounting firm which she founded in 2001. From 1988 to 2001, Ms. Lamont was a partner with Schaeffer, Lamont & Associates, a certified public accounting firm. Her civic activities include serving as a director of the Robert Wood Johnson University Hospital at Hamilton, New Jersey, and ARC Mercer. She previously served as a board member of the Hamilton Area YMCA, and as a council member of the American Institute of Certified Public Accountants. Ms. Lamont is also the past president of the New Jersey Society of Certified Public Accountants.

Margaret T. Norton joined the Bank in 1978 and currently serves as Senior Vice President and Corporate Secretary. Ms. Norton is the primary administrative officer for Roma Financial Corporation, MHC, Roma Financial Corporation and Roma Bank. She serves on the boards of the Mercer Regional Chamber of Commerce, and is vice chair of the Lakeview Child Centers. She is also a member of the finance committee of the Robert Wood Johnson University Hospital at Hamilton.

C. Keith Pericoloso was appointed Chief Operations Officer in April 2007 and has been in branch operations since he joined the Bank in 1981. Mr. Pericoloso is responsible for the Bank’s daily operations and branch and product development. Mr. Pericoloso provides volunteer services for the Mercer County Italian American Festival and various community organizations.

Robert W. Sumner was appointed Senior Vice President-Information Technology in 2007 and has been with Roma Bank since 2000. Mr. Sumner is responsible for the Bank’s core processing and network systems and serves as the Bank’s Information Security Officer. Mr. Sumner is a member of the Operations and Technology Committee of the New Jersey Bankers Association.

Peter Villa joined Roma Bank in January 2007 and is currently serving as Senior Vice President-Lending. During his thirty three year banking career he managed several commercial lending departments and regional lending teams at First Jersey, Midlantic Bank, Collective Bank and Summit Bank. Most recently he was employed by Sun National Bank as Vice President and Commercial Relationship Officer from 2002 through 2006. He has held memberships in the Venerable Sons of Italy, was a Zoning Board member in Bellmawr, New Jersey, and was a member of Barrington Little League staff.

Barry J. Zadworny has been Senior Vice President - Compliance since 1989. Mr. Zadworny serves as chairman of the Community Reinvestment Act Committee and Internal Loan Review Committee of Roma Bank and is a member of the CRA and Compliance Committee of the New Jersey Bankers Association. He is a member of the Bank Secrecy Act and Compliance Committee of American Bankers Association. An ordained deacon in the Catholic Church, Mr. Zadworny was appointed by the Bishop of Trenton to the Council of Deacons, and he also serves as an Annulment Advocate for the Diocesan Tribunal of the Diocese of Trenton.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended December 31, 2008, the Bank’s Board of Directors met 22 times and the Company’s Board of Directors met 19 times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during the year ended December 31, 2008. The Board maintains an Audit Committee, Compensation Committee, Nominating Committee, Internal Loan Review Committee, Strategic Planning Committee, and an Investment Committee.

The Compensation Committee currently consists of Directors Belli, Natale, Jr., Rosen, DeBlasio and Siekerka. Each member of the Compensation Committee is independent in accordance with the listing standards of NASDAQ. This committee meets at least annually to review management’s recommendations for staff and management salaries and bonuses. During the year ended December 31, 2008, this committee met 3 times.

The Audit Committee is comprised of Directors Palombi, Rosen, DeBlasio and Siekerka. The Bank’s internal auditor participates in this committee as well. He does not have a vote but attends the meetings and reviews internal auditing matters with the Committee. The Audit Committee meets quarterly, and, additionally as needed, to review internal audits and management’s audit responses. This committee makes recommendations for management action, reviews compliance issues with the compliance officer, and is responsible for engaging the external auditor. Directors Palombi, Rosen, and DeBlasio meet the requirements to be considered audit committee financial experts as such term is defined under the regulations of the Securities and Exchange Commission. During the year ended December 31, 2008, this committee met 5 times. The Committee operates under a written charter, a copy of which was attached as an appendix to the Proxy Statement for the 2007 Annual Meeting of Stockholders.

Report of the Audit Committee. For the year ended December 31, 2008, the Audit Committee: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditor, Beard Miller, all matters required to be discussed under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200Tand (iii) received from Beard Miller the written disclosures and the letter, as required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee regarding independence, and discussed with Beard Miller its independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee:

Alfred DeBlasio, Jr.

Rudolph A. Palombi, Sr.

Robert H. Rosen (Chair)

Michele Siekerka

Principal Accounting Fees and Services

Effective July 30, 2002, the Securities Exchange Act of 1934 was amended by the Sarbanes-Oxley Act of 2002 to require all auditing services and non-audit services provided by an issuer’s independent auditor to be pre-approved by the issuer’s audit committee. The Company’s Audit Committee has adopted a policy of approving all audit and non-audit services prior to the service being rendered. All of the services provided by the Company’s independent auditor, Beard Miller, for 2008 and 2007 were approved by the Audit Committee prior to the service being rendered.

Audit Fees. The fees incurred by the Company for audit services for the fiscal years ended December 31, 2008 and 2007 were $186,500 and $167,000, respectively. These fees include the audit of the Company’s annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees. The Company did not incur any fees for assurance and related services associated with the audit of the annual financial statements or the review of quarterly financial statements for the fiscal years ended December 31, 2008 and 2007.

Tax Fees. The fees incurred by the Company for preparation of state and federal tax returns for the fiscal years ended December 31, 2008 and 2007 were $14,500 and $13,500, respectively.

All Other Fees. The Company did not incur any fees for services provided by Beard Miller other than those listed above.

Director Nomination Process

The Nominating Committee is composed of Directors Belli, Natale, Palombi, Sr., and Rosen and is responsible for the annual selection of management’s nominees for election as directors. Each member of the Nominating Committee is independent in accordance with the listing standards of NASDAQ. During the year ended December 31, 2008, this committee met five times. The Committee operates under a written charter, a copy of which was attached as an appendix to the Proxy Statement for the 2007 Annual Meeting of Stockholders.

The Committee’s process for identifying and evaluating nominees is to conduct a performance evaluation of directors whose terms are expiring, determine whether such person’s performance as a director warrants re-nomination and weigh the qualifications of any candidates who have been recommended to the Committee vis-à-vis each director whose term is expiring. The Committee may solicit new candidate recommendations from directors and officers. A stockholder who wishes to submit a candidate recommendation to the Committee should do so in writing, addressed to the Committee at the

Company’s executive offices. The timeframe for the Committee’s annual review and selection of candidates to present to the Board for approval is set forth in the Committee’s charter, as are the guidelines the Committee is directed to observe in its selection and evaluation of nominees.

The specific qualities, skills and qualifications that the Committee believes potential directors should possess include: leadership, reputation for integrity and hard work, ability to exercise independent judgment, and the willingness to disclose obligations and potential conflicts of interest. The Committee believes nominees should have a suitable educational background and it considers the extent to which the individual would bring relevant skills or experiences that are otherwise absent from the Board and the individual’s level of commitment, including his or her available time, energy, and interest.

Stockholder Communications

Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. The Board encourages directors to attend annual meetings of stockholders and expects that all members of the Board will be present at the upcoming meeting. All of the members of the Board attended the 2008 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

General

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation earned by our Named Executive Officers (those officers required to be named on the Summary Compensation Table included in this proxy statement) for fiscal 2008. Compensation for all executive officers of the Company, including the Chief Executive Officer, is determined by the Compensation Committee of the Company’s Board of Directors (the “Committee” or the “Compensation Committee”).

The Compensation Committee, which consists entirely of independent directors of the Board, adopted a formal charter on August 8, 2007, detailing its Mission Statement and Principal Functions, Membership, and Responsibilities.

As outlined in its charter, the duties and responsibilities of the Committee are to:

•	Create, amend and approve the Company’s compensation and benefit programs, both executive and non executive;
•	Coordinate the Board’s role in establishing performance criteria and goals for the Company’s executives and evaluate the performance of the Company and its executives annually;
•	Review and monitor the potential risks that the incentive compensation programs may expose the Company to and establish controls and procedures in order to control such risks to the Company;
•	Review the performance of the Chief Executive Officer and determine the individual elements of total compensation for the Chief Executive Officer;

•

Review the performance and determine the individual elements of total compensation of the executives other than the Chief Executive Officer, and other employees at the level of corporate Vice President and above;

•

Grant or approve the grant of awards whether in cash or otherwise and other benefits pursuant to the Company’s compensation and benefit programs to executive officers and each employee at the level of corporate Vice President and above; and,

•	Determine annual retainer, meeting fees and stock awards for members of the Board and its committees.

Peter A. Inverso, President and Chief Executive Officer, Maurice T. Perilli, Executive Vice President and Margaret T. Norton, Senior Vice President of Administration and Corporate Secretary, participate in determinations regarding the compensation and design of our benefit programs for all employees. However, they do not participate in setting their own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. We believe that an appropriate compensation program should have a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Our objective is to provide overall competitive pay levels in order to attract highly qualified individuals and to retain those individuals in a highly competitive marketplace for executive talent, reward executive officers for superior performance and incent them to perform in a manner that maximizes our corporate performance and enhances stockholder value. Accordingly, our intent is to structure our executive compensation with a focus on a pay-for-performance approach and to offer executive compensation programs that align each individual’s financial incentives with our strategic direction and corporate values.

We view our executive compensation as having the following key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;
•	long-term equity incentives reflected in awards under our Roma Financial Corporation 2008 Equity Incentive Plan and previously adopted Phantom Stock Appreciation Rights Plan;
•	our tax qualified retirement programs (pension, 401(k) plan and employee stock ownership plan); and,
•	other executive retirement benefits and perquisites.

These programs have as their objective to provide our senior officers with overall compensation that is competitive with comparable financial institutions, aligns individual performance with our business objectives, and aligns senior officer long-term interests with those of the Company’s stockholders.

Comparative Market Data

We annually review our mix of short term performance incentives versus longer term incentives, and incorporate in our compensation reviews the data from studies performed as to appropriate competitive levels of compensation and benefits. We do not have set percentages of short term versus long term incentives. Instead, we look to provide a reasonable balance of those incentives, consistent with competitive standards obtained from available studies and data obtained from peer institutions.

The primary data sources used in setting competitive market levels for executive officer pay are the information contained in survey studies and publicly disclosed data by other comparable community banks. These comparable companies are reviewed annually and may change from year-to-year. These companies, which have been carefully reviewed and considered by the Compensation Committee, include community banks of similar size and business strategy, both nationally and those located in our geographic region. The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation, as well as, reviewing internal pay levels within the executive group. The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team. The Compensation Committee utilizes a selected peer group of companies to assist in its evaluation of our compensation programs. This comparative group of companies in 2006 consisted of twelve other publicly traded financial institutions ranging in asset size from $647 million to $1.24 billion dollars. The peer group averaged $956 million in assets versus our size, at the time, of approximately $875 million in assets. Each peer group financial institution was selected because of its size and similarity in operations as well as general geographic proximity to us. The twelve financial institutions that comprised the peer group were FMS Financial Corp, Peapack-Gladstone Financial Corp, Center Bancorp, Inc., Oritani Financial Corp., Synergy Financial Group, Inc., The First of Long Island Corp., Smithtown Bancorp, Inc., Berkshire Bancorp, Inc., Greater Community Bancorp, Clifton Savings Bancorp, Unity Bancorp, and Pamrapo Bancorp.

The Compensation Committee utilizes a selected peer group of publicly traded companies to assist in its evaluation of our compensation programs. This comparative group of companies was updated in 2008 and consisted of seventeen other publicly traded financial institutions in the northeast ranging in asset size from $510 million to $1.4 billion dollars. This peer group averaged $937 million in assets versus our size, at the time, of approximately $955 million in assets. Each peer group financial institution was selected because of its size and similarity in operations as well as general geographic proximity to us. The seventeen financial institutions that comprised the 2008 peer group in the compensation study were Oritani Financial, United Financial, Cape Bancorp, Berkshire Bancorp, Westfield Financial, Carver Federal, ESSA Bancorp, Benjamin Franklin Bancorp, Legacy Bancorp, Clifton Savings Bancorp, Patriot National Bancorp, Unity Bancorp, Fox Chase Bancorp, Prudential Savings, First Keystone Corp., Ocean Holding, and Magyar Bancorp.

In 2008, we compared our compensation programs to industry available databases and to the above mentioned updated peer group. The process involved hiring an independent compensation consulting firm, IFM Group, Inc. to perform a study in which they:

•	Gathered data from industry specific global and regional compensation databases based upon company size for each executive position.
•	Determined an appropriate peer group of financial institutions based upon similar size and geography.
•	Developed data points at the average, 60th and 75th percentiles for salary and total cash compensation comparisons and reviewed equity grants for peer institutions.
•	Averaged peer group and database statistics together to produce a relevant “market” at the data points for salary and total cash compensation and documented equity ownership at peer institutions.

•	Compared our compensation levels to the “market” data points and determined our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.
•	Evaluated other compensation components, including executive benefits as compared to competitive standards.

In the evaluation process, the salary, total cash and equity compensation of our executive officers were compared to corresponding data points of the peer group as well as data available from published financial institution databases. Data regarding employment contracts and change-of-control provisions, as well as data regarding the design and benefit levels of retirement benefits, were also compared to the data derived from the peer banks.

“Market” cash compensation was determined by averaging the data base studies available with the Peer Group data, and determining data points at the average 60th and 75th percentiles. Previously, the compensation committee had established a goal of having the individual’s total cash compensation , inclusive of cash bonuses to approximate the 60th “market” percentile assuming achievement of personal goals and favorable corporate financial results. The results of the study indicated that we were close to meeting our targeted goals in most cases.

Although we gain considerable knowledge about the competitiveness of our compensation programs through the comparative process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

We believe that the aggregate of the executive compensation programs that we provide will fulfill our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. We also believe that by redesigning our salary and incentive programs during 2007 and 2008, we appropriately reward performance and fulfill our objectives to achieve profitability and growth while, at the same time, allowing us to maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders. Our objective is to provide cash compensation in the form of base salary to meet competitive salary norms and to incent and reward superior performance on an annual basis against specific short term goals through our cash incentive compensation plan, targeting total cash compensation, including bonus at the 60th percentile of the market. Our intent is to provide long-term non-cash incentive to reward superior performance against specific objectives and long-term strategic goals.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. Consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives and other officers, particularly in a number of specialized areas. We believe that it is important that we retain a competitive salary structure in order to retain our existing qualified officers and to maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly size institutions. During 2007 and 2008, we established structured salary ranges and guidelines for our executive officers as well as for our other officers and employees. This structured salary program will be reviewed periodically based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose. A key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries within a competitive range, taking into effect performance as well as experience.

The officers named in our summary compensation table below and referred to in this proxy statement as our Named Executive Officers, except for Mr. Inverso and Mr. Perilli, are not currently parties to employment agreements.

Short-TermIncentive Compensation. We maintain an annual cash incentive compensation plan which has been revised to incorporate a strong pay-for-performance orientation. In 2007, the Company began a transition to the restructured cash incentive program which was fully operative in 2008. We also revised and formalized our performance objective setting and performance evaluation process throughout the Company in order to support this increased emphasis on “pay for performance.”

Individual performance goals under our 2008 cash incentive program varied by officer job level and function and were based upon our tactical and strategic objectives. The extent to which we achieved our corporate goals and financial results versus budgeted goals were factors considered in the corporate performance portion of our cash incentive plan.

The Compensation Committee reviews in detail the design of each year’s cash incentive program including the desired performance outputs and the program factors that will impact total bonus payouts. The Compensation Committee reviews the various performance factors, the weighting of various factors, and the potential impact and the possible risks to the Company of incenting performance in the various factors selected under the plan to be certain that the plan’s design and its performance components are consistent with the Company’s risk tolerance and internal lending policies. Consistent with those objectives, the resulting payout of any one factor was maximized at 140% in 2008.

As of January 1, 2008, the Roma Bank Cash Incentive Compensation Plan was fully implemented. The Plan is an integral part of officer cash compensation for Branch Managers and above. It is designed to communicate the Board’s strategy and to drive the Bank’s business plan on a structured basis for the eligible officers, to reinforce a common focus among eligible officers on the Bank’s continued need for maximum profitability, efficiency and growth, and to reinforce the concept of “team” and overall results, as well as individual performance and results. The incentive plan employs targeted awards as a percentage of base salary, determined by a competitive analysis previously performed by our consultant, IFM Group, Inc. Funding is achieved through attainment of profitability targets and other key objectives as established annually by the Board of Directors and as developed each year in the Bank’s profit plan, and by the Bank’s performance in several key financial measures, as determined each year by the Board of Directors, compared to the performance of a group of peer institutions. Beside overall Bank results, individual/business group performance results are also taken into effect for officers below the level of CEO and Chairman.

The peer group used for 2008 was based upon recommendations by the Bank’s consultant, IFM Group, Inc, and consisted of some fourteen banks ranging in asset size, as of September 30, 2008, from $514 million to $1.53 billion, from the states of NJ, NY, PA, MA, NH, and ME. The peer group, including the Bank, averaged $928 million in assets versus the Bank’s assets at the time of approximately $970 million. Each peer group financial institution was selected because of its size and similarities to the Bank.

The fourteen financial institutions comprising the 2008 peer group were: Carver Federal Savings Bank, Clifton Savings Bank, ESSA Bank & Trust, Fox Chase Bank, Gardiner Savings Bank, Haven Savings Bank, Lake Sunapee Federal Savings, Magyar Bank, Mascoma Savings Bank, Maspeth Federal Savings Bank, Oritani Savings Bank, Prudential Savings Bank, United Bank, and Westfield Bank.

For the 2008 Cash Incentive Plan, the Bank’s results versus budget components were weighted 70% and the Bank’s performance results relative to several key peer Bank financial performance measures, including, net income, return on average assets, targeted loan growth, return on average equity, efficiency ratio and in year to year improvement in: non-performing loans, return of average equity, net interest margin, and the ratio of loans to assets. Each of these factors varied in their weighting from 50% to 2.5% with the aggregate 70%. Bank results versus Peer Group result components were weighted in aggregate in 2008 with no one component weighted more than 6% of that total. Bank results versus Peer Banks were measured based upon a 12 month trailing average ending September 30, 2008. Those components measured included return on average assets, net interest margin, non performing assets, efficiency ratio and earnings per employee. Consistent with the Company’s risk policy, each individual component factor being measured under the Cash Incentive Plan in 2008 was subject to a 140% maximum so that the maximum bonus award applicable to the President and CEO having a target bonus of 40% of base salary in 2008 was limited to 56% of base salary. The components measuring the Bank’s 2008 results versus 2008 budget were measured as of December 31, 2008 resulting in the cash incentive amounts being paid in February 2009 versus payment in December of 2008.

Under the program in effect in 2008, bonuses were paid to the Named Executive Officers which ranged from 14.0% to 36% as a percentage of base salary. For our President and Chief Executive Officer, and our Chairman, their 2008 cash incentive amount was based totally upon attainment of the above described Bank result goals as well as Bank results versus the Peer Group Banks.

Long-Term Incentive Compensation. In 2008, as a result of our compensation consultant’s 2006 and 2008 studies, indicating that the absence of a comprehensive equity compensation program placed our executives well below the peer banks’ comparison of total compensation for Named Executive Officers inclusive of equity, the Company implemented the 2008 Equity Incentive Plan.

The purpose of the 2008 Equity Incentive Plan is to provide incentives and rewards to selected officers, employees and directors that contribute to the success and growth of Roma Financial Corporation and its affiliates, and to assist these entities in attracting and retaining selected officers, employees and directors with necessary experience and the ability required to aid the Company in increasing the long term value of the Company for the benefit of its shareholders.

Under the Plan, awards may consist of Incentive Stock Options, Non-Statutory Stock options or Restricted Stock Awards. Through the practice of awarding nonvested equity shares, and vesting over a period of years, this element of the compensation program promotes and rewards a plan participant’s tenure with the Company as well as the participant’s role in the Company’s long term growth and long term financial performance.

The Compensation Committee reviewed in detail the design of the awards in aggregate, by category of job position and by individual award to be sure the plan design, components, and awards were consistent with the Company’s risk tolerance and impact tolerance on current and future impact on earnings as well as consistent with customary practices.

The types and amounts of awards for each participant were based upon recommendations made by our consultant firm, IFM Group, Inc., taking into effect reward practices in similar size institutions. The 2008 awards were made to officers at the rank of Branch Manager and above, as well as to directors.

These awards were associated with a vesting schedule, vesting at 20% per year over five years commencing on the first anniversary date of the award. Information concerning the 2008 awards to certain Named Executive Officers in 2008 is set forth in the Summary Compensation Table.

No awards were made in 2008 under the Bank’s Phantom Stock Appreciation Rights Plan, which was effective November 1, 2002, to reward executive officers, key management and the Board of Directors for achieving strategic goals of the Bank. Under that plan, the future value of units awarded to plan participants is based upon the accumulation of future consolidated retained earnings of the Bank. As of the date of such award on November 1, 2002, such units had no value. The future value of such units will be based upon the increase in consolidated retained earnings of the Bank each December 31. Expenses accrued for the increases in the future value of units awarded will reduce the Bank’s future earnings. There are no thresholds or target payouts set under the plan. The plan expired on December 31, 2008.

The units under that Plan were awarded to executive officers, key management, and directors of the Bank as of November 1, 2002 and in subsequent years. Directors of the Bank received 24.8% of such units in the aggregate. Messrs. Inverso, Perilli, Zadworny, Pericoloso and Ms. Norton were awarded 16.3%, 16.3%, 5.0%, 4.6% and 6.0% of the units, respectively. Such units are earned and non-forfeitable after participants have completed 10 years of service with the Bank at a rate of 10% per year, or 100% at age 65, whichever is earlier. Distributions of benefits under the Plan will be made following retirement, termination of service, death or a change in control of the Bank. The benefit paid to a plan participant will be the accumulated value of his or her units determined by the growth in the Bank’s consolidated retained earnings between November 1, 2002 and the time of distribution of the benefit to a plan participant.

Retirement and Income Security Programs. Our Retirement programs consist of a tax-qualified defined pension benefit plan, a 401(K) plan with a company matching contribution and our employee stock ownership plan. In addition, we maintain a supplemental retirement program for certain Named Executive Officers.

Defined Benefit Retirement Plan. The Bank maintains a tax-qualified noncontributory defined benefit plan (“Retirement Plan”) for employees. All employees who have worked for a period of one year and who have been credited with 1,000 or more hours of employment during the year are eligible to accrue benefits under the Retirement Plan. At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced survivor annuity where, upon the participant’s death, the participant’s spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant’s lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity.

The annual retirement benefit provided is an amount equal to the sum of (a) 1.3% of a participant’s average annual earnings not in excess of Covered Compensation and (b) 1.93% of a participant’s average annual earnings in excess of Covered Compensation multiplied by the participant’s years of credited service to the normal retirement date (not to exceed 30 years). Covered Compensation is defined as the average (without indexing) of the Social Security Taxable Wage Base ($102,000 and $97,500 for 2008 and 2007, respectively) in effect at the beginning of each calendar year during the 35 year period ending with the calendar year in which the participant attains Social Security Retirement Age (without regard to any age increase factors under the Social Security Act). Average annual earnings is defined as the average annual total compensation of the 60 consecutive calendar months preceding termination of service. Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 5 years of service with the Bank. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement, if applicable, or a deferred retirement benefit commencing on such participant’s normal retirement date. Benefits are payable in various annuity forms.

401(k) Savings Plan. The Bank maintains the Roma Bank 401(k) Savings Plan, a tax-qualified defined contribution plan, for substantially all salaried employees of the Bank who have completed a year of eligible service (as defined under the plan) and attained age 21. Eligible employees may contribute an amount from 1% to 25% of their salary to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2008, the contribution limit was $15,500 except participants over age 50 may contribute an additional $5,000 per year. Under the plan, the Bank makes a matching contribution equal to 50% of the first 6.0% of compensation deferred by a participant. The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account into various investment funds.

Employee Stock Ownership Plan. As part of our stock offering during 2006, we established the Roma Bank Employee Stock Ownership Plan. The plan purchased 811,750 shares of the Company stock as part of the offering for a total of $8,117,500, with funds borrowed from the Company. The stock acquisition loan will be repaid by the plan over a period of approximately 15 years based upon anticipated contributions from the Bank necessary to meet the loan principal and interest obligations of the plan. During the repayment period of the loan, it is anticipated that approximately 54,000 shares of Company stock will be allocated annually to employee participant accounts as a supplement to their retirement program. The employee stock ownership plan will serve to permit all employees of the Company and the Bank to become long term stockholders of the Company, thereby aligning the employees’ interest with the interests of the Company’s stockholders. For the year ended December 31, 2008, ESOP awards to the Named Executive Officers were as follows: Inverso-2,339.557 shares; Perilli – 1,767.584 shares; Norton – 1,705.876 shares; Zadworny – 1,332.795 shares, Pericoloso – 1,293.380 shares, and Lamont-1,113.759 shares. The shares allocated to the officers above represented 17.6% of the 54,116 shares allocated in 2008, and 17.5% of the 54,116 total shares allocated in 2007.

Supplemental Executive Retirement Agreements. The Bank has entered into supplemental executive retirement agreements with Officers Inverso, Perilli, Norton and Zadworny. The supplemental executive retirement agreements provide benefits at normal retirement age of 69 for Mr. Inverso, 89 for Mr. Perilli, and 65 for Ms. Norton and Mr. Zadworny. However, the plan provides for payments to begin at the later of normal retirement age or the date the individual is no longer employed by the Bank. Details of the values of these retirement benefits may be found in the footnotes and narratives to the Summary Compensation Table and in the narratives accompanying the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Employment Contracts and Change Of Control Agreements. On February 20, 2009 the Board of Directors of Roma Financial Corporation approved the terms of employment agreements with each of Peter A. Inverso, President and Chief Executive Officer, and Maurice T. Perilli, Executive Vice President. Both agreements were effective as of March 1, 2009. Mr. Inverso’s agreement provides for an initial term of 36 months while Mr. Perilli’s agreement provides for an initial term of 24 months. Each agreement also provides that on the first day of each calendar quarter after the anniversary date, the term shall be renewed for an additional three years in the case of Mr. Inverso and two years in the case of Mr. Perilli unless written notice of non-renewal is provided to the officer at least 90 days prior to any such Anniversary Date. Mr. Inverso’s agreement provides for an initial base salary of $329,600 per year, while Mr. Perilli’s provides for an initial base salary of $206,000 per year. Both agreements also provide that the individual’s base salary will be reviewed at least annually by a committee designated by the Board and may be increased but not decreased. Each officer is also entitled to receive such benefits as are uniformly provided to permanent full-time employees. Both officers shall also be provided with such other benefits, arrangements and perquisites substantially similar as to what were being provided to them immediately prior to the date of the agreements and shall be entitled to incentive compensation and bonuses as provided in any plan in which the individual is eligible to participate.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his base salary for the greater of the remaining term of the agreement or one year. In the event of his death, his lawful heirs or estate shall be entitled to receive a payment equal to his base salary for one year. The agreements also provide that, upon the occurrence of an “Event of Termination”, the officer shall be entitled to receive a payment equal to three times the officer’s base salary and the highest bonus awarded to him during the prior three years and shall also be entitled to continuation of health and welfare benefits for twelve months following the date of termination or thirty six months in the event of a change in control.

Compliance with Sections 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Since we retain discretion over bonuses under our cash incentive plan, those bonuses will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance

Compensation Committee Report

The Compensation Committee considered and discussed the foregoing Compensation Discussion and Analysis (CD&A) with executive management and gave its recommendation to the Board of Directors that the CD&A be included in this proxy statement.

Compensation Committee: Simon H. Belli, Louis A. Natale, Jr., Robert H. Rosen, Alfred DeBlasio, Jr. and Michele N. Siekerka.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is or formerly was an officer or employee of the Company. During 2008, none of our executive officers served on the Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Compensation Committee or Board.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, or earned by, our principal executive officer, principal financial officer and certain other executive officers of the Company or the Bank during the last three fiscal years. Ms. Lamont was appointed as Chief Financial Officer in April 2006, and therefore her compensation as an officer in 2006 does not reflect a full year.

							Change
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Peter A. Inverso	2008	$320,000	$114,253	$64,777	$43,497	$6,329	$36,082	$49,696	$634,634
President and Chief	2007	$295,000	$170,000	$-	$-	$33,933	$129,255	$57,062	$685,250
Executive Officer	2006	$269,712	$170,000	$-	$-	$25,315	$121,289	$36,061	$622,377

Maurice T. Perilli	2008	$200,000	$53,556	$50,695	$33,747	$6,329	$-	$46,360	$390,687
Executive Vice	2007	$156,250	$125,000	$-	$-	$33,933	$85,520	$44,925	$445,628
President and Chairman	2006	$110,337	$175,000	$-	$-	$25,315	$109,746	$24,692	$445,090

Margaret T. Norton	2008	$170,000	$26,344	$14,080	$14,249	$3,570	$87,259	$32,832	$348,336
Senior Vice President	2007	$166,500	$30,000	$-	$-	$8,507	$171,897	$38,059	$414,963
Corporate Secretary	2006	$153,490	$30,000	$-	$-	$9,422	$144,614	$22,649	$360,175

Sharon Lamont	2008	$160,000	$29,594	$14,080	$14,249	$2,411	$22,807	$23,063	$266,205
Chief Financial Officer	2007	$150,000	$30,000	$-	$-	$12,979	$42,972	$16,840	$252,791
	2006	$85,019	$10,000	$-	$-	$8,573	$—	$696	$104,288

Barry Zadworny	2008	$131,000	$17,942	$14,080	$14,249	$2,327	$90,315	$26,128	$296,043
Senior Vice President	2007	$127,500	$7,500	$-	$-	$5,543	$83,491	$29,963	$253,997
Of Compliance	2006	$125,048	$7,500	$-	$-	$6,140	$73,313	$17,461	$229,462

C. Keith Pericoloso	2008	$133,500	$27,096	$14,080	$14,249	$2,115	$16,278	$22,999	$230,319
Senior Vice President	2007	$126,000	$30,000	$-	$-	$5,039	$17,540	$26,132	$204,711
Of Branch Operations	2006	$98,500	$29,000	$-	$-	$5,582	$12,190	$13,315	$183,260

In the table above:

•

The amount shown in columns (c) and (d) is the expense recognized in the Company’s financial statements, without any reduction for risk of forfeiture under Statements of Financial Accounting Standards (SFAS) No. 123 (R) “Share-Based Payment” SFAS 123 (R) for each officer’s outstanding restricted stock awards and stock options, respectively. Assumptions used in determining the fair values of the option awards are set forth in the “Employee Benefit and Stock Options Plans” footnote of the Company’s financial statements included in its annual report of Form 10-K for fiscal year ended December 31, 2008.

•

When we refer to non-equity incentive plan compensation in column (e) above, we are referring to the Phantom Stock Appreciation Rights Plan implemented in 2002. The compensation shown for 2008, 2007 and 2006 is the amount of the Bank’s contribution to the plan for the year and earnings on plan balances for the year. Expense is accrued annually for increases in the future value of the phantom stock units, corresponding to the accumulation of retained earnings of the Bank.

•

When we refer to changes in pension values in column (f) above, we are referring to the aggregate change in the present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2005, 2006 and 2007 year-end financial statements to the measurement date used for preparing our 2006, 2007 and 2008 year-end financial statements. For Mr. Inverso, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $36,082 and $0.0, respectively, for 2008, $35,093 and $94,162, respectively, for 2007 and $34,343 and $86,946, respectively, for 2006. For Mr. Perilli, the change in value under the Supplemental Retirement Plan was $0.0, $85,520 and $109,746 for 2008, 2007 and 2006, respectively. For Ms. Norton, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $51,468 and $35,791, respectively, for 2008, $129,801 and $42,096, respectively for 2007 and $105,744 and $38,870, respectively, for 2006. Ms. Lamont does not participate in the Supplemental Executive Retirement Plan. Ms Lamont did not participate in the Retirement Plan in 2006, but was eligible and did participate in 2007. In 2008, Ms. Lamont’s change in value under the Retirement Plan was $22,807. In 2007, Ms. Lamont’s change in value under the Retirement Plan was $42,972. For Mr. Zadworny, the change in value under the Retirement Plan and the Supplemental Retirement Plan was $57,900 and $32,415, respectively, for 2008, $53,561 and $29,930, respectively, for 2007 and $45,677 and $27,636, respectively, for 2006. Mr. Pericoloso does not participate in the Supplemental Retirement Plan. The change in value under the Retirement Plan for Mr. Pericoloso was $16,278, $17,540 and $12,190, respectively, for 2008, 2007 and 2006.

•	The 2008 bonus amounts in column (b) were based on the cash incentive plan implemented in 2008 and were paid in February 2009 based on 2008 results.
•	“All other compensation” in column (e) above includes the following:

•          for Mr. Inverso in 2008: $7,812 of life and disability insurance premiums, 2,340 shares under the Roma Bank Employee Stock Ownership Plan (valued at $34,134 based on an average stock price of $14.59 per share) and $7,750 representing matching payments that we made under our 401(k) plan.

•          for Mr. Perilli in 2008: $14,571 of life and disability insurance premiums, 1,768 shares under the Roma Bank Employee Stock Ownership Plan (valued at $25,789 based on an average stock price of $14.59 per share) and $6,000 representing matching payments that we made under our 401(k) plan.

•          for Ms. Norton in 2008: $2,843 of life and disability insurance premiums, 1,706 shares under the Roma Bank Employee Stock Ownership Plan (valued at $24,889 based on an average stock price of $14.59 per share) and $5,100 representing matching payments that we made under our 401(k) plan.

•          for Ms. Lamont in 2008: $2,013 of life and disability insurance premiums, 1,114 shares under the Roma Bank Employee Stock Ownership Plan (valued at $16,250 based on an average stock price of $14.59 per share) and $4,800 representing matching payments that we made under our 401(k) plan.

•          for Mr. Zadworny in 2008: $3,408 of life and disability insurance premiums, 1,333 shares under the Roma Bank Employee Stock Ownership Plan (valued at $19,445 based on an average stock price of $14.59 per share) and $3,275 representing matching payments that we made under our 401(k) plan.

•          for Mr. Pericoloso in 2008: $1,459 of life and disability insurance premiums, 1,293 shares under the Roma Bank Employee Stock Ownership Plan (valued at $18,870 based on an average stock price of $14.59 per share) and $2,670 representing matching payments that we made under our 401(k) plan.

Grants of Plan-Based Awards. The following tables set forth certain information with respect to plan-based awards granted to the Named Executive Officers. All grants were made under the Roma Financial Corporation 2008 Equity Incentive Plan:

Name	Grant Date	Board Action Date *	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Option	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Peter A. Inverso	06/25/08	06/25/08	46,000	116,000	$13.67	$1,051,060

Maurice T. Perilli	06/25/08	06/25/08	36,000	90,000	$13.67	$819,720

Margaret T. Norton	06/25/08	06/25/08	10,000	38,000	$13.67	$275,020

Sharon Lamont	06/25/08	06/25/08	10,000	38,000	$13.67	$275,020

Barry Zadworny	06/25/08	06/25/08	10,000	38,000	$13.67	$275,020

C. Keith Pericoloso	06/25/08	06/25/08	10,000	38,000	$13.67	$275,020

__________

*

Option awards were approved by the Board of Directors on June 25, 2008 to be effective on the day of approval. The exercise price was equal to the fair market value of the Common Stock on the Grant Date in each case. Grant date fair value was computed in accordance with FAS 123 R.

Outstanding Equity Awards at Fiscal Year End. The following table provides information regarding options and restricted stock held by the Named Executive Officers as of December 31, 2008.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested
Peter A. Inverso	-	162,000	$13.67	06/25/18	162,000	$579,140
Maurice T. Perilli	-	126,000	$13.67	06/25/18	126,000	$453,240
Margaret T. Norton	-	48,000	$13.67	06/25/18	48,000	$125,900
Sharon Lamont	-	48,000	$13.67	06/25/18	48,000	$125,900
Barry Zadworny	-	48,000	$13.67	06/25/18	48,000	$125,900
C. Keith Pericoloso	-	48,000	$13.67	06/25/18	48,000	$125,900

_____________________________

(1)	Such awards were made on June 25, 2008 and vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the award.

Pension Benefits

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. Those plans are summarized below in the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Peter A. Inverso	Roma Bank Pension Plan Trust Roma Bank SERP	8	$277,818 $414,855	$ - $ -

Maurice T. Perilli	Roma Bank Pension Plan Trust Roma Bank SERP	31	$ - $414,855	$ - $ -

Margaret T. Norton	Roma Bank Pension Plan Trust Roma Bank SERP	30	$956,881 $221,256	$ - $ -

Barry Zadworny	Roma Bank Pension Plan Trust Roma Bank SERP	19	$445,426 $164,280	$ - $ -

C. Keith Pericoloso	Roma Bank Pension Plan Trust	27	$104,332	$ -

Sharon Lamont	Roma Bank Pension Plan Trust	2	$65,779	$ -

In the table above:

•

We have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2008. We refer to that date as the “Plan Measurement Date.”

•

When we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Executive Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

•	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2008.
•	No amounts were actually paid or provided to the Named Executive Officers during 2008.

The Bank Retirement Plan – (which we refer to as the “Retirement Plan”) -is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan, which has been in effect since 1970, generally covers employees of the Bank who have completed one year of service.

Supplemental Executive Retirement Agreements

The Bank has entered into supplemental executive retirement agreements with Officers Inverso, Perilli, Norton and Zadworny. The supplemental executive retirement agreements provide benefits at normal retirement age of 69 for Mr. Inverso, 89 for Mr. Perilli, 65 for Ms. Norton and 65for Mr. Zadworny. The benefits at normal retirement age are approximately $60,000 per year for Messrs. Inverso and Perilli, $32,000 per year for Ms. Norton, and $26,000 per year for Mr. Zadworny. The benefits will be paid in equal monthly installments for 120 months. If the participant terminates employment prior to a normal retirement age, there is a lower annual benefit for early termination, disability, or a change in control. If the participant dies while still employed by the Bank, the beneficiary would receive a lump sum payment within 60 days of the participant’s death. If the participant dies after benefit payments have commenced, the participant’s beneficiary will receive the remaining payment as if the participant had survived. If the participant dies after termination of employment, but prior to receiving benefits under the plan, the beneficiary will receive the payments in the same manner as they would be paid to the participant within 60 days of the death of the participant.

As of December 31, 2008, the Bank had accrued approximately $414,855 under Mr. Inverso’s supplemental executive retirement agreement, $414,855 under Mr. Perilli’s supplemental executive retirement agreement, $221,256 under Ms. Norton’s supplemental executive retirement agreement, and $164,280 under Mr. Zadworny’s supplemental executive retirement agreement. These accruals reflect the scheduled accruals under the plan in order for the retirement benefit provided by the plan to be fully accrued at the expected retirement date.

Nonqualified Deferred Compensation

The following table sets forth information with respect to the Bank’s Phantom Stock Appreciation Rights Plan, which provides for deferral of compensation on a non tax-qualified basis.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End

Peter A. Inverso	$-	$-	$6,329	$-	$183,131

Maurice T. Perilli	$-	$-	$6,329	$-	$183,131

Margaret T. Norton	$-	$-	$3,570	$-	$34,532

Sharon Lamont	$-	$-	$2,411	$-	$53,304

Barry Zadworny	$-	$-	$2,327	$-	$22,504

C. Keith Pericoloso	$-	$-	$2,115	$-	$20,460

Potential Payments Upon Termination or Change in Control

During 2008, none of the Named Executive Officers was party to any agreement that would have provided for any payment upon termination or upon a change in control of the Company. Effective March 1, 2009, the Company entered into employment agreements with Peter A. Inverso, President and Chief Executive Officer and Maurice T. Perilli, Executive Vice President. The agreements provide that in the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his base salary for the greater of the remaining term of the agreement or one year. In the event of his death, his lawful heirs or estate shall be entitled to receive a payment equal to his base salary for one year. The agreements also provide that, upon the occurrence of an “Event of Termination”, the officer shall be entitled to receive a payment equal to three times the officer’s base salary and the highest bonus awarded to him during the prior three years and shall also be entitled to continuation of health and welfare benefits for twelve months following the date of termination or thirty six months in the event of a change in control. As these agreements were not in place at December 31, 2009, no payments would have been due to either officer in the event of termination or change in control at fiscal year end.

DIRECTOR COMPENSATION

Directors received an annual retainer of $36,000 in 2008 for service on the Bank’s Board of Directors. No additional compensation is paid for serving on the Boards of the Bank’s subsidiaries; Roma Financial Corporation and its other subsidiaries; or, Roma Financial Corporation, MHC. The aggregate director fees paid to the directors of Roma Bank for the year ended December 31, 2008 was $186,000. Directors who also serve as employees do not receive compensation as directors. In addition, during 2008 the directors also received cash in lieu of dividends that they received on the restricted stock awarded in June 2008. Each director, except for Mr. DeBlasio received $1,920 as cash in lieu of dividends on those restricted shares during 2008.

The following table sets forth information regarding the compensation we paid to our directors for 2008. When we refer to non-equity incentive plan compensation in the table below we are referring to the Phantom Stock Appreciation Rights Plan implemented by the Bank in 2002. The compensation shown for 2008 is the amount of the Bank’s contribution to the plan for the year and earnings on plan balances for the year. Expense is accrued annually for increases in the future value of the phantom stock units, corresponding to the accumulation of retained earnings for the Bank. Neither Mr. Rosen, Mr. DeBlasio, Jr. nor Ms. Siekerka has received any awards under the Phantom Stock Appreciation Rights Plan.

	Fees Earned Or Paid In Cash	Stock Awards	Option Awards*	Non-Equity Incentive Plan Compensation	Total
Simon H. Belli	$36,000	$16,896	$13,497	$2,679	$69,072
Alfred DeBlasio, Jr.	$6,000	$-	$-	$-	$8,679
Rudolph A. Palombi, Sr	$36,000	$16,896	$13,497	$2,679	$69,072
Louis A. Natale, Jr.	$36,000	$16,896	$13,497	$2,679	$69,072
Robert H. Rosen	$36,000	$16,896	$13,497	$-	$66,393
Michele N. Siekerka	$36,000	$16,896	$13,497	$-	$66,393

*

Option awards were approved by the Board of Directors on June 25, 2008 to be effective on the day of approval. The exercise price was equal to the fair market value of the Common Stock on the Grant Date of $13.67 in each case. Grant date fair value was computed in accordance with FAS 123 R.

ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Common Stock is registered pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock (“10% beneficial owners”) are required by Section 16(a) of such act to file reports of ownership and changes in beneficial ownership of the Common Stock with the Securities and Exchange Commission and NASDAQ and to provide copies of those reports to the Company. The Company is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of the Common Stock. To the Company’s knowledge, all Section 16(a) filing requirements applicable to its officers and directors were complied with during the 2008 fiscal year other than one late Form 4 of Mr. Perilli which was filed late due to a delay in his receipt of the transaction information from his broker.

Certain Relationships and Related Transactions and Director Independence

Other than as disclosed below, no directors, executive officers or their immediate family members were engaged, directly or indirectly, in transactions with Roma Financial Corporation or any subsidiary during the three years ended December 31, 2008 (excluding loans with Roma Bank).

Director Palombi’s son, Rudolph Palombi, Jr., is a lawyer who serves as the Bank’s counsel and provides other professional services to the Bank. Rudolph Palombi, Jr. was paid by the Bank approximately $368,642 and $79,629 during the years ended December 31, 2008 and 2007, respectively. Management believes that the transactions with Mr. Palombi, Jr. were on terms at least as favorable to the Bank as it would have received in transactions with an unrelated party.

The Bank makes loans to its officers, directors and employees in the ordinary course of business. It is a firm policy of the Bank to grant insider loans under the same terms and conditions as for non-insiders. There is no preferential treatment with respect to loans and rates, and such loans also do not include more than the normal risk of collectibility or present other unfavorable features.

Other than Mr. Inverso, who is our President and Chief Executive Officer, and Mr. Perilli, who is our Executive Vice President, each member of our Board of Directors is an outside director independent of management, the Company and the Bank, and free of any relationship that would interfere with the exercise of independent judgment in carrying out their duties as directors. The Board of Directors carefully monitors any situation that could cause a member to cease to be independent under the requirements of the NASDAQ.

PROPOSAL II – RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors of the Company has appointed Beard Miller as the Company’s independent auditor for the fiscal year ending December 31, 2009. A representative of Beard Miller is expected to be present at the Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the stockholders of the Company at the Meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Beard Miller Company LLP as the Company’s auditors for the 2009 fiscal year.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy materials for the Annual Meeting of Stockholders to be held in 2010, all stockholder proposals must be received at the Company’s executive office at 2300 Route 33, Robbinsville, New Jersey 08691 by November 18, 2009. Stockholder proposals must meet other applicable criteria, as set forth in the Company’s bylaws, in order to be considered for inclusion in the Company’s proxy materials.

Under the Company’s bylaws, stockholder proposals that are not included in the Company’s proxy statement for the 2009 Annual Meeting will only be considered at such meeting if the stockholder submits notice of the proposal to the Company at the above address at least five days before the meeting. Stockholder proposals must meet other applicable criteria, as set forth in the Company’s bylaws, in order to be considered at the 2010 Annual Meeting.

OTHER MATTERS

At the time this Proxy Statement is being mailed, the Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. If any other business may properly come before the Meeting or any adjournment thereof less than a reasonable time before the Meeting or any adjournment thereof, proxies given to the Board of Directors will be voted by its members in accordance with their best judgment.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 accompanies this proxy statement.

REVOCABLE PROXY ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 2009	1.	The election as director of the nominees listed with terms to expire in 2012 (except as marked to the contrary below).:.	☐	☐	☐

The undersigned hereby appoints the Board of Directors of Roma Financial Corporation (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 22, 2009, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Peter A. Inverson

Maurice T. Perilli

Michele N. Siekerka, Esq.

Alfred DeBlasio, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and proposal.

	Please check box if you plan to attend the meeting.			--->	☐

THE SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to sign and date	Date
this Proxy in the box below

Shareholder sign above	Co-holder (if any) sign above
+					+
^		Detach above card, date, sign and mail in postage paid envelope provided.		^

ROMA FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the above signed be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Company of his or her decision to terminate this Proxy.

The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement.

Please sign exactly as your name appears on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

ESOP VOTING INSTRUCTION FORM ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 2009	1.	The election as director of the nominees listed with terms to expire in 2012 (except as marked to the contrary below).:.	☐	☐	☐

The undersigned hereby RSGroup Trust Company, as Trustee of the Roma Bank Employee Stock Ownership Plan (“ESOP”), to vote, as designated below, all shares of Common Stock of Roma Financial Corporation (the “Company”) allocated to the undersigned pursuant to the ESOP as of February 25, 2009, at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 22, 2009, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Peter A. Inverson

Maurice T. Perilli

Michele N. Siekerka, Esq.

Alfred DeBlasio, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and proposal.

If you return this ESOP Voting Instruction Form properly signed, but you do not otherwise specify, shares allocated to your ESOP account will be voted “FOR” the above listed proposals. If you do not return the Voting Instruction Form, your shares will be voted by the Trustee, subject to its fiduciary duties, at the direction of the Company’s Board of Directors or ESOP Committee of the Board.

Please be sure to sign and date	Date
this Proxy in the box below

Shareholder sign above	Co-holder (if any) sign above
+					+
^		Detach above card, date, sign and mail in postage paid envelope provided.		^

ROMA FINANCIAL CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND RETURN THIS VOTING INSTRUCTION FORM TODAY
IN THE ENCLOSED FORM ADDRESSED TO THE ESOP TRUSTEE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

401K PLAN VOTING INSTRUCTION FORM ROMA FINANCIAL CORPORATION
☒ PLEASE MARK VOTES
AS IN THIS EXAMPLE			For	With- Hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 2009	1.	The election as director of the nominees listed with terms to expire in 2012 (except as marked to the contrary below).:.	☐	☐	☐

The undersigned hereby RSGroup Trust Company, as Trustee of the Roma Bank 401(k) Savings Plan (“PLAN”), to vote, as designated below, all shares of Common Stock of Roma Financial Corporation (the “Company”) allocated to the undersigned pursuant to the Plan as of February 25, 2009, at the Annual Meeting of Stockholders (the “Meeting”), to be held at The Seventh Day Adventist Church, located at 2290 Route 33, Robbinsville, New Jersey 08691, on April 22, 2009, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Peter A. Inverson

Maurice T. Perilli

Michele N. Siekerka, Esq.

Alfred DeBlasio, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS			For	Against	Abstain
	2.	The ratification of the appointment of Beard Miller Company LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.	☐	☐	☐

The Board of Directors recommends a vote “FOR” the above listed nominees and proposal.

If you return this 401(k) Voting Instruction Form properly signed, but you do not otherwise specify, shares allocated to your 401(k) account will be voted “FOR” the above listed proposals. If you do not return the Voting Instruction Form, your shares will be voted by the Trustee, subject to its fiduciary duties, in the same proportion as those shares of Company stock for which instructions are timely received from all other Plan participants.

Please be sure to sign and date	Date
this Proxy in the box below

Shareholder sign above	Co-holder (if any) sign above
+					+
^		Detach above card, date, sign and mail in postage paid envelope provided.		^

ROMA FINANCIAL CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND RETURN THIS 401(k) VOTING INSTRUCTION FORM TODAY
IN THE ENCLOSED FORM ADDRESSED TO THE 401(k) PLAN TRUSTEE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.